EXHIBIT 99.1
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          LATITUDE SOLUTIONS, INC. HIRES OIL AND GAS INDUSTRY VETERAN,
   MR. JERRY J. LANGDON AS CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD

BOCA RATON, FL., MAY 22, 2012 /PRNewswire/ -- Latitude Solutions,  Inc. (OTC QB:
LATI), a water engineering and remediation company, announced today the appointment of Mr. Jerry J. Langdon as Chief Executive Officer and Chairman of the Board. Mr. Langdon has over 40 years of experience in top level management positions in the Oil & Gas, and electric power industries.

Mr. Langdon most recently, was Chief Administrative and Compliance Officer of Energy Transfer Partners (ETP). Energy Transfer Partners is a $10 billion+ company specializing in the transport, processing, treating and storage of natural gas and natural gas liquids in the United States. Just prior to ETP, Mr. Langdon was Chief Administrative and Compliance Officer for Reliant Energy. He has held Senior Executive Positions with El Paso Energy Partners and has served as a Director on several public and private company boards. In October 1988, Mr. Langdon was appointed to the Federal Energy Regulatory Commission by President Ronald Reagan and served in that capacity until 1993.

Mr. Langdon stated, "As the energy industries that satisfy the demands of millions of Americans become more and more dependent on the use of increasingly scarce fresh water resources for their industrial needs, I am very proud to associate myself with Latitude Solutions, Inc. Its patented water remediation processes can conserve and reuse tens of millions of gallons of water every year."

Commenting on Mr. Langdon's appointment, Latitude Solutions' Board Member and shareholder, Mr. John Paul DeJoria stated, "I am pleased to announce that Latitude has found a well-qualified CEO to lead us forward in cleaning up the waters of the world. Jerry brings more than four decades of management experience in the Energy industry and policy sectors. His vast expertise will accelerate the adoption of Latitude's patented water remediation technology."

ABOUT LATITUDE SOLUTIONS, INC.

Latitude Solutions, Inc. provides innovative wastewater remediation solutions worldwide to oil & gas, energy, mining, food processing, agricultural and other industrial users utilizing its patented Electro Precipitation(TM), (EP(TM)) technology. LSI's proprietary Electro Precipitation(TM), Integrated Water Systems(TM) (IWS(TM)) technology provides a sustainable solution to water related oil and gas production issues by rendering previously unusable production, flowback and other contaminated water suitable as reusable makeup water for ongoing operations, including hydraulic fracturing. This re-use process significantly reduces costs.


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SAFE HARBOR STATEMENT

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

CONTACT:
Virginia Dadey
Director of Financial Relations
Latitude Solutions, Inc.
2595 NW Boca Raton Blvd., Suite 100 Boca Raton, FL 33431
(561) 353-7511 vdadey@latitudesolutions.net